UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2015

Aon plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	1-7933	98-1030901
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Leadenhall Street, London, England	EC3V 4AN
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 20 7623 5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Change in Control Agreements

On December 7, 2015, Aon plc (the “Company”) and Aon Corporation, an indirect, wholly owned subsidiary of the Company (the “Subsidiary”), provided notice to certain employees of the termination of the Change in Control Agreement that such employees entered into with the Company or the Subsidiary, which will become effective 120 days after the date of the notice.  Upon the effectiveness of such termination, each Change in Control Agreement subject to such notice, including the agreements with each of the Company’s named executive officers other than its Chief Executive Officer, will no longer be in force.

Adoption of Executive Committee Combined Severance and Change in Control Plan

In connection with the termination of the individual Change in Control Agreements, the Company adopted the Executive Committee Combined Severance and Change in Control Plan (the “Plan”).  The Plan provides for severance in connection with a qualifying termination, including a termination upon a change in control, in the event that members of the Company’s management executive committee are not otherwise party to an agreement providing severance benefits, including in the event of a change in control.  A brief description of the terms and conditions of the Plan are set forth below.

Eligible Employees.  Members of the Company’s management executive committee, which includes each of the Company’s named executive officers, or any successor thereto, who is not otherwise party to (i) an individual contractual arrangement providing regular severance benefits (in the event of a termination without a change in control); or (ii) an individual contractual arrangement providing change in control severance benefits (in the event of a termination upon a change in control) (each, an “Eligible Employee”), are eligible to participate in the Plan.

Payments on Nonqualifying Termination.  In the event of a nonqualifying termination, as such term is defined in the Plan and including a termination by the Company for cause, a termination by the Eligible Employee without good reason or the death or disability of the Eligible Employee, the Eligible Employee or his or her estate shall be entitled to receive all base salary and accrued and vested but unpaid benefits through the date of termination.

Payments on Qualifying Termination.  In the event of a qualifying termination, as such term is defined in the Plan and including a termination by the Company without cause or a termination by the Eligible Employee for good reason, the Eligible Employee shall be entitled to receive the benefits he or she would be entitled to in the event of a nonqualifying termination under the Plan, plus an amount equal to the Eligible Employee’s annual base salary in a cash lump sum.  In the event that the Company wishes to terminate an Eligible Employee without cause, it must provide no less than 365 days’ advance notice to him or her.

Payments Upon a Termination After a Change in Control.  In the event of a qualifying termination within two years of a change in control event, the Eligible Employee would be entitled to receive the amount he or she would receive in the event of a nonqualifying termination under the Plan plus (i) an amount equal to his or her average annual cash incentive bonus over the prior three years; (ii) an amount equal to two times the sum of (a) his or her annual base salary and (b) his or her average annual cash incentive bonus over the two fiscal years immediately preceding the fiscal year in which the termination occurs; (iii) for an Eligible Employee based in the United States, immediate and full vesting in accrued benefits under certain benefit plans, assuming two additional years of service credit; and (iv) continued medical, dental and life insurance coverage for up to two years.

Restrictive Covenants and Release of Claims.  All severance benefits payable under the Plan shall be subject to the Eligible Employee releasing the Company from any and all claims and compliance with the Company’s standard non-solicitation and confidentiality and non-disclosure covenants.

The foregoing summary is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibits:

Exhibit Number	Description of Exhibit
10.1	Executive Committee Combined Severance and Change in Control Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon plc

	By:	/s/ Matthew M. Rice
Matthew M. Rice
Assistant Company Secretary

Date: December 11, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Executive Committee Combined Severance and Change in Control Plan.